Exhibit 99.1

CITI TRENDS ANNOUNCES LEADERSHIP CHANGES

•                  David Alexander resigns as President and CEO

•                  Board Chairman Ed Anderson returns as CEO

•                  Jason Mazzola hired as Executive VP and Chief Merchandising Officer

SAVANNAH, GA (January 25, 2012) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that David Alexander, who has served as President and CEO since April 2009, has resigned as President and CEO and as a member of the Board, effective immediately, to pursue other business opportunities.  Ed Anderson, who served as the Company’s CEO from December 2001 through April 2009, and as Chairman of the Board of Directors since May 2006, has returned as CEO.  He will continue to serve as Chairman of the Board.

The Company also announced that it has hired Jason Mazzola as Executive Vice President and Chief Merchandising Officer.  Mr. Mazzola comes to Citi Trends from a privately-held internet flash sales company, where he served as Chief Merchandising Officer.  Prior to that, he spent over 12 years at TJX Companies, including three years as General Merchandise Manager for the A.J Wright Division.

“We appreciate the many contributions that David Alexander made to our Company,” Mr. Anderson said.  “We wish him the very best in his future endeavors.  We are very happy that Jason is joining our team to lead our merchandising and marketing efforts. I believe that his background and experience are a great fit for our company, and that he will lead our merchandising team to new high levels of performance.  While the economic and industry environment remain difficult, I am excited to take on the challenge of leading Citi Trends.  With the addition of Jason Mazzola, I believe that we have the team in place to deliver much improved sales and earnings. I feel great about our future.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 511 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi

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Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  Forward-looking statements contained herein speak only as of the date of this press release.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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